Exhibit 99.1

Genesis Energy, L.P. Announces Public Offering of Common Units

HOUSTON — (BUSINESS WIRE) — Genesis Energy, L.P. (NYSE: GEL) today announced the commencement of a registered underwritten public offering of 5,000,000 common units representing limited partner interests. The underwriters are expected to be granted a 30-day option to purchase up to 750,000 additional common units from us. We expect to use the net proceeds from the offering for general partnership purposes, including the repayment of outstanding borrowings under our revolving credit facility.

Wells Fargo Securities, BofA Merrill Lynch, Citigroup, RBC Capital Markets and UBS Investment Bank are acting as joint book-running managers for the common units offering. Deutsche Bank Securities is acting as senior co-manager. Baird, Global Hunter Securities, Morgan Keegan, BMO Capital Markets and Janney Montgomery Scott are acting as co-managers.

Copies of the preliminary prospectus supplement and accompanying base prospectus relating to this offering, when available, may be obtained from:

Wells Fargo Securities

Attn: Equity Syndicate Dept.

375 Park Avenue

New York, NY 10152

Email: cmclientsupport@wellsfargo.com

Telephone: (800) 326-5897

BofA Merrill Lynch

4 World Financial Center

New York, NY 10080

Attn: Prospectus Department

Email: dg.prospectus_requests@baml.com

Citigroup

Attn: Prospectus Department

Brooklyn Army Terminal

140 58th Street, 8th Floor

Brooklyn, NY 11220

Email: BATProspectusdept@citi.com

Telephone: (877) 858-5407

RBC Capital Markets

Attn: Equity Syndicate

Three World Financial Center

200 Vesey Street, 8th Floor

New York, NY 10281

Telephone: (877) 822-4089

UBS Investment Bank

Attn: Prospectus Department

299 Park Avenue

New York, NY 10171

Telephone: (888) 827-7275

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offer is being made only through the prospectus supplement and accompanying base prospectus, each of which is part of our effective shelf registration statement.

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include pipeline transportation, refinery services and supply and logistics. The Pipeline Transportation Division is engaged in the pipeline transportation of crude oil and carbon dioxide. The Refinery Services Division primarily processes sour gas streams to remove sulfur at refining operations. The Supply and Logistics Division is engaged in the transportation, storage and supply and marketing of energy products, including crude oil, refined products, and certain industrial gases. Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida and the Gulf of Mexico.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved, including statements regarding our ability to close the offering successfully and to use the net proceeds as indicated above. Actual results may vary materially. We undertake no obligation to publicly update or revise any forward-looking statement.

Contact:

Genesis Energy, L.P.

Bob Deere, 713-860-2516

Chief Financial Officer